UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

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VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-50765 (Commission File Number)	16-1694602 (IRS Employer Identification No.)

13319 Midlothian Turnpike Midlothian, Virginia (Address of principal executive offices)	23113 (Zip Code)

Registrant’s telephone number, including area code: (804) 897-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

In its Call Report for the fourth quarter and year ended December 31, 2015 filed on January 29, 2016 with the Federal Deposit Insurance Corporation reporting the unaudited results of operations and financial condition for Village Bank (the “Bank”), the wholly owned banking subsidiary of the Company, the Bank reported a recovery of loan losses of approximately $2,000,000.  This will also be included in the Company’s consolidated results of operations for 2015. This favorable adjustment was due primarily to credit quality improvements and an enhanced model for evaluating inherent losses in the Bank’s loan portfolio.

Furthermore, on a consolidated basis the Company expects to record a write down on an asset held for sale that will have a negative effect on the Company’s consolidated results of operations for the fourth quarter and for the year, a portion of which will be recorded at the parent company level and a portion of which will be recorded at the Bank level. The amount of the write down is subject to further evaluation by management, additional facts as they may surface and active discussions regarding the potential sale of the asset. The Call Report reflects management’s best estimate of the Bank’s portion of the write down at this time.

In addition, the amount of the write down of the asset held for sale and the amount of the recovery of loan losses reported by the Bank in its Call Report are further subject to the completion of the audit process by the Company’s Independent Registered Public Accounting firm.

The statements made in this Current Report on Form 8-K include forward-looking statements that are based on current expectations.  Actual future results could differ materially from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors, including, but not limited to, the Company’s further review and evaluation of its financial statements, the audit of the Company’s financial statements by its Independent Registered Public Accounting firm, and conclusions reached regarding financial reporting.

This information is being furnished, not filed, under Item 2.02 of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.
(Registrant)

Date: January 29, 2016	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Executive Vice President and CFO